Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2011

Dear Shareholders, Customers, and Employees,

I will begin my remarks on a positive note by reporting that net income is up $135,000 over the previous year, a 4.8% increase.  Additionally, reported net income for the fourth quarter of 2011 exceeded the previous quarter by $695,000, and the fourth quarter of 2010 by $344,000.  Your management team and board of directors continue to strive to maximize earnings, but because of the difficult operating environment of the past several years this has become increasingly challenging.

The economy continues to negatively impact our operations and as we look forward to 2012, those concerns remain.  Historically low interest rates and soft loan demand continue to put pressure on the net interest margin and thus overall earnings.  Your company has also seen a $34.3 million decrease in loans over the past year, primarily because of reduced economic activity.  We continue to have funds available to lend to qualified borrowers.

Another bright spot is that your company’s total shareholders’ equity increased $4.7 million, or 8.6% over the past year.  Long-term shareholder value continues to be of utmost importance and will be considered as we move forward.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended Dec. 31, 2011	For the Year ended Dec. 31, 2010
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 26,461	$ 30,264
Interest expense	7,326	8,959
Net interest income	19,135	21,305
Provision for loan losses	4,375	6,550
Net interest income after provision for loan losses	14,760	14,755
Non-interest income	3,831	3,718
Non-interest expenses	15,546	15,522
Income before income taxes	3,045	2,951
Provision for income taxes	102	143
Net income	$ 2,943	$ 2,808

Average common shares outstanding	3,445,469	3,444,703

PER COMMON SHARE
Net income	$0.85	$0.82
Book value	$17.34	$15.97
Closing price	$6.87	$9.50

FINANCIAL RATIOS
Return on average assets	0.50%	0.45%
Return on average equity	5.12%	5.07%
Net interest margin	3.64%	3.85%
Efficiency ratio	64.88%	59.59%
Loans to deposits	70.91%	78.56%
Allowance for loan losses to loans	2.51%	2.09%

PERIOD END BALANCES
	As of December 31, 2011	As of December 31, 2010
Assets	$587,045	$612,617
Loans	$340,700	$383,907
Deposits	$480,486	$488,651
Shareholders' equity	$59,748	$55,005

Common shares outstanding	3,445,679	3,444,889

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

OFFICERS

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211